UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                 FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): July 16, 1999

                      Commission File Number: 0-18929

                    -----------------------------------

                     INTERNATIONAL SEMICONDUCTOR CORP.
          (Exact name of registrant as specified in its charter)

Nevada                                                           13-3432594
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification No.)

11300 W. Olympic, Los Angeles, California                             90064
(Address of principal executive offices)                         (Zip Code)

                              (562) 425-2376
             (Issuer's telephone number, including area code)

                                    N/A
           (Former name, former address and former fiscal year,
                       if changed since last report)

Item 1.  Changes in Control of Registrant


     The board of directors has approved the proposed merger with SemcoLABS, Inc., a Florida corporation ("Semco"). Semco is engaged in the business of monitoring sanitation and bacteria levels for the control of foodborne illness at specific critical control points in the food service industry.

     SemcoLABS' service is compliant with the newly issued 1999 food code covering Hazard Analysis of Critical Control Points or "HACCP". Semco also provides an educational support system for food safety services, which includes HACCP plans, food safety training and third-party audits. With their unique computerized monitoring service, provided on site, Semco offers cost-efficient monitoring and auditing services to even the smallest food service facility for as little as $99 per month. Semco's system allows a food service facility to actually view and measure bacteria, sanitation levels and employee performance in real-time numbers and computer printouts within 15 seconds. Food service facilities can track the effectiveness of sanitizers, employee cleaning methods, bacterial growth and performance of normal operating procedures.

     Under the terms of the merger, the current shareholders of Semco will own approximately 85% of the corporation and will provide all day-to-day management. The President of the company will be Gary Kaplan, and the Chief Financial officer will be Gary Rosen. Robert Terry will remain as the Chairman of the Board for the near future.

     Semco's clients include major Wholesale Food Distributors and Processing Plants, Bar Harbor Lobster Company, and the Mutual Wholesale meat processing company; and the Hooters, Boston Lobster Fest and Sobiks restaurant chains. Semco will be expanding with licensed territories in Los Angeles, Dallas, Chicago and Atlantic City and is currently in negotiations for licensing rights internationally with parties in Israel, the United Kingdom, South Africa and Australia.

     The merger is to be completed within 10 business days.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 16, 1999                 /s/  Robert M. Terry
                                    Robert M. Terry, President


Date: July 16, 1999                 /s/ Jerome Saver
                                    Jerome Saver, Chief Financial Officer